January 8, 2013

PKF
Accountants &
business advisers

Our ref: T450/DL/KM

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sirs,

Re: THT Heat Transfer Technology, Inc. (the "Company")

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K it will file under the recent change of auditors. We agree such statements made regarding our Firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

PKF
Certified Public Accountants
Hong Kong, China

Tel 852 2806 3822 • Fax 852 2806 3712
E-mail info@pkf-hk.com • www.pkf-hk.com
PKF • 26/F, Citicorp Centre • 18 Whitfield Road • Causeway Bay • Hong Kong

梁學濂